EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 20, 2019, with respect to the special-purpose financial statements of Celgene Corporation’s OTEZLA product line, which comprise the special-purpose statement of assets acquired and liabilities assumed as of December 31, 2018, and the special-purpose statement of revenues and direct expenses for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-3 of Amgen Inc. dated February 10, 2020.

/s/ KPMG LLP

Short Hills, New Jersey

February 10, 2020